Exhibit 99.1

14 May 2015
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company”)

KWE ACQUIRES PLAZA PUERTA DEL SOL 9 IN MADRID FROM
COURT RECEIVERS FOR €30.0 MILLION

Kennedy Wilson Europe Real Estate Plc (LSE: KWE) an LSE listed property company that invests in direct real estate and real estate loans in Europe, has completed on the acquisition of Puerta del Sol 9, a high street property in the iconic Plaza Puerta del Sol in Madrid, for €30.0 million by order of the Mercentile Court 3 of Barcelona. The acquisition was funded from the Company’s cash resources.
Plaza Puerta del Sol is a landmark location in the heart of Madrid’s city centre offering a wide range of restaurants, shops, cultural sights and attractions. Recently, the plaza benefitted from the opening of one of Apple’s largest flagship stores in Europe, (c. 65,000 sq ft) at Plaza Puerta del Sol 1.
The 24,700 sq ft unit 9 is spread over six stories and requires significant refurbishment. A planning application is expected to be submitted by the end of 2015 to convert the planning use from residential to retail.
Upon receipt of planning approval a comprehensive refurbishment will be undertaken with the aim to market the premises to high-end retailers looking for flagship accommodation. Future capital expenditure is anticipated to be c. €10.0 million.
This is the second deal KWE has completed under the framework agreement with Renta Corporacion entered into at the end of 2014.
Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
“The acquisition of Puerta del Sol adds Madrid’s renowned touristic destination, the equivalent of Piccadilly Circus in London, to our portfolio. It provides us with prime irreplaceable real estate with significant asset management potential. The supply-demand dynamics of the area have remained robust, even throughout the downturn, and occupational requirements continue to grow.
“The redevelopment and repositioning will allow us to deliver a global retailer to the Plaza, transforming the existing neglected accommodation into a highly sought after institutional product.”

-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/ Richard Sunderland/ Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio of £2 billion is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com